Exhibit 3

Directors and Executive Officers of
Inter-Gamma as of May 1, 2016

The name, position, principal occupation, business address and citizenship of each director and executive officer is set forth below.

Name (Citizenship)	Position	Principal Occupation	Business Address
Tanhum Oren (Israel)*	Chairman of the Board of Directors	Chairman of the Board of Directors of Inter-Gamma and director of companies in the Inter-Gamma group	16 Abba Even Blvd Herzliya 46103, Israel
Yigal Berman (Israel)	Chief Executive Officer and Chief Financial Officer	Chief Executive Officer and Chief Financial Officer of the Inter-Gamma and director of companies in the Inter-Gamma group	16 Abba Even Blvd Herzliya 46103, Israel
Ruth Oren Homonnai (Israel)*	Internal Legal Counsellor and Company's Secretary	Internal Legal Counsellor and Inter-Gamma's Secretary	16 Abba Even Blvd Herzliya 46103, Israel
Benjamin Lieberman (Israel)	Director	Economist, director of various companies	16 Abba Even Blvd Herzliya 46103, Israel
Dan Haloutz (Israel)	Director	Businessman	16 Abba Even Blvd Herzliya 46103, Israel
Daniel Rosenne (Israel)	Director	Engineer, director of various companies	16 Abba Even Blvd Herzliya 46103, Israel
Miri Lent Sharir (Israel)	Director	director of various companies	16 Abba Even Blvd Herzliya 46103, Israel

* Mr. Tanhum Oren is the father of Ms. Ruth Oren Homonai.